CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                           MONTHLY REPORT - June 2007
                                   -----------


                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------

Net Asset Value (1,699,042.629 units) at May 31, 2007           $ 5,341,292,979
Additions of 1,127.106 units on June 30, 2007                         3,696,860
Redemptions of (27,982.363) units on June 30, 2007                  (91,780,787)
Offering Costs                                                         (502,929)
Net Income (Loss) - June 2007                                       231,986,898
                                                                ---------------

Net Asset Value (1,672,187.372 units) at June 30, 2007          $ 5,484,693,021
                                                                ===============

Net Asset Value per Unit at June 30, 2007                       $      3,279.95
                                                                ===============


                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                    $   293,067,079
    Change in unrealized                                           (208,008,750)
  Gains (losses) on forward and options on forward contracts:
    Realized                                                         (1,140,864)
    Change in unrealized                                            160,671,417
  Interest income                                                    21,881,262
                                                                ---------------

                                                                    266,470,144
                                                                ---------------

Expenses:
  Brokerage fee                                                      34,298,218
  Performance fee                                                             0
  Operating expenses                                                    185,028
                                                                ---------------

                                                                     34,483,246
                                                                ---------------

Net Income (Loss) - June 2007                                   $   231,986,898
                                                                ===============

                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on June 30, 2007                         $   3,279.95

Net Asset Value per Unit on May 31, 2007                          $   3,143.71

Unit Value Monthly Gain (Loss) %                                          4.33 %

Fund 2007 calendar YTD Gain (Loss) %                                      4.82 %


To the best of my knowledge and belief, the information contained herein is accurate and complete.


                                       /s/ Theresa D. Becks
                                       -----------------------------------------
                                       Theresa D. Becks, Chief Executive Officer
                                       Campbell & Company, Inc.
                                       General Partner
                                       Campbell Strategic Allocation Fund, L.P.

                                       Prepared without audit

Dear Investor,

Currency & Fixed Income Trading drive performance for the month...

Despite a mixed bag of performance in global equity markets with the US finishing lower, a foiled terrorist attack in the heart of London's West End, and ongoing inflation and sub-prime sector fears, Campbell managed to profit predominantly from technical trends in currencies as well as technical and macro trends in the interest rate sector.

During the first half of the month, the markets generally focused on rising inflation as the predominant risk facing the world economy. Towards the end of the month a flight to quality rally, sparked by concerns in the sub-prime and mortgage-backed securities sector, highlighted growing global imbalances and concern for credit quality in the global financial system.

Profits earned in currency and fixed income trading were dampened slightly by losses in equity trading.

Small losses were also recorded in commodity trading as crude rallied above $70 per barrel as geo-political risks and inventory changes kept traders bullish.

As always, we remain committed to a disciplined, systematic approach to managing your investment. Please do not hesitate to contact me if you have any questions.

Sincerely,


Terri Becks
President & CEO